Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

EnergySolutions, Inc.

We consent to the incorporation by reference in the EnergySolutions, Inc. Registration Statement on Form S-8 (No. 333-160661) of our report dated June 29, 2011, with respect to the statements of assets available for benefits of the EnergySolutions, LLC 401(k) Profit Sharing Plan as of December 31, 2010 and 2009, the related statement of changes in assets available for benefits for the year ended December 31, 2010, and the related supplemental Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Energy Solutions, LLC 401(k) Profit Sharing Plan.

/s/ Tanner LLC

Salt Lake City, Utah
June 29, 2011